Exhibit 99.1

Contact:	James A. Tracy, CFO
Tel: (508) 650-9971 ext. 315
jtracy@visionsciences.com

Vision Sciences® Announces Results for the
Second Fiscal Quarter and Six Months FY 2007

NATICK, Mass., November 6, 2006 — Vision-Sciences, Inc. (Nasdaq: VSCI) today announced results for its fiscal second quarter and the six months ended September 30, 2006 (“Q2 07” and “6M 07”, respectively).  For Q2 07, sales were $2.29 million, down slightly compared to $2.30 million for the fiscal quarter ended September 30, 2005 (“Q2 06”).  The net loss for Q2 07 increased to $1.35 million, or $0.04 per share, compared to a net loss of $1.08 million, or $0.03 per share, in Q2 06.  The increased loss in Q2 07 was due primarily to higher spending for operations and research and development, compared to Q2 06.  Included in operating expenses were $0.13 million of stock-based compensation charges in Q2 07, compared to $0.05 million in Q2 06. The increase was due to the Company adopting SFAS 123R to record stock-based compensation expense, effective April 1, 2006. The Company will report full results for Q2 07 ended September 30, 2006 in its Form 10-Q report to the SEC, expected to be filed by November 14, 2006.

For 6M 07, sales were $4.30 million, a decrease of $0.53 million, or 11%, compared to sales of $4.83 million in the six months ended September 30, 2005 (“6M 06”).  The net loss for 6M 07 was $2.51 million, or $0.07 per share, compared to $1.91 million, or $0.05 per share, in 6M 06.  The increased loss was due to lower gross profit and higher spending on operations and R&D.

Abbreviated results, in $000’s except for per share data, for the periods are as follows:

	Q2 07	Q2 06	(Decrease)	6M 07	6M 06	(Decrease)
Sales	$2,291	$2,302	$(11)	$4,298	$4,835	$(537)
Net loss	$(1,347)	$(1,079)	$(268)	$(2,508)	$(1,910)	$(598)
Net loss per share	$(0.04)	$(0.03)	$(0.01)	$(0.07)	$(0.05)	$(0.02)

Sales of the medical segment were $1.59 million in Q2 07, a decrease of 7%, compared to sales of $1.71 million in Q2 06.  Sales of the industrial segment were $0.70 million in Q2 07, an increase of 18%, compared to sales of $0.59 million in Q2 06.  The decrease in sales of the medical segment was due primarily to lower unit volume of the Company’s endoscopes to the domestic urology and Ear-Nose-Throat (“ENT”) markets, and lower sales of peripheral products.  Partially offsetting these were higher sales of the Company’s Slide-On® EndoSheaths® (“EndoSheaths”) for the domestic urology and ENT markets, and higher sales of both endoscopes and EndoSheaths to the international urology market.

Ron Hadani, President and CEO of Vision Sciences, stated, “For Q2 07, we were pleased with the growth in our sales of EndoSheaths to the domestic urology and ENT markets.  We are also encouraged to see sales to the international urology market begin to gain traction.  We continue to build our urology sales network in both the domestic and international markets, and expect results will continue to improve in both markets in FY 07.  We believe endoscope sales will improve as soon as we release the new line of endoscopes that we are currently developing.”

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On® EndoSheath® System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision Sciences’ products is available on the Internet at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

###